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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 13)*


                              Sigma Designs, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  82656 10 3
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [_]     Rule 13d-1(b)

       [_]     Rule 13d-1(c)

       [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.




                               Page 1 of 4 pages

CUSIP No.  82656 10 3

---------------------------------------------------------------------------------------------------------
      1.   Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Thinh Q. Tran
---------------------------------------------------------------------------------------------------------
      2.   Check the Appropriate Box if a Member of a Group (See Instructions)

           (a) [_]

           (b) [_]
---------------------------------------------------------------------------------------------------------
      3.   SEC Use Only
---------------------------------------------------------------------------------------------------------
      4.   Citizenship or Place of Organization

           United States of America
---------------------------------------------------------------------------------------------------------
Number of       5.  Sole Voting Power
Shares Bene-
ficially Owned      1,247,583**
by Each        ------------------------------------------------------------------------------------------
Reporting       6.  Shared Voting Power
Person With:
                    -0-
               ------------------------------------------------------------------------------------------
                7.  Sole Dispositive Power

                    1,247,583**
               ------------------------------------------------------------------------------------------
                8.  Shared Dispositive Power

                    -0-
---------------------------------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         1,247,583**
---------------------------------------------------------------------------------------------------------
    10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)       [_]

---------------------------------------------------------------------------------------------------------
    11.  Percent of Class Represented by Amount in Row (9)

         7.3%
---------------------------------------------------------------------------------------------------------
    12.  Type of Reporting Person (See Instructions)

         IN
---------------------------------------------------------------------------------------------------------

** Includes 791,290 shares underlying stock options exercisable within 60 days of December 31, 2000.


                               Page 2 of 4 pages

Item 1.

        (a)    Name of Issuer:
               Sigma Designs, Inc.

        (b)    Address of Issuer's Principal Executive Offices:
               355 Fairview Way
               Milpitas, CA 95035

Item 2.
        (a)    Name of Person Filing:
               Thinh Q. Tran

        (b)    Address of Principal Business Office or, if none, Residence
               c/o Sigma Designs, Inc.
               355 Fairview Way
               Milpitas, CA 95035

        (c)    Citizenship:
               United States of America

        (d)    Title of Class of Securities:
               Common Stock

        (e)    CUSIP Number:
               82656 10 3

Item 3.     Not Applicable

Item 4.     Ownership

        (a)    Amount of beneficially owed:                                          1,247,583**

        (b)    Percent of class:                                                     7.3%

        (c)    Number of shares as to which the person has:

               (i)    Sole power to vote or to direct the vote.                      1,247,583**

               (ii)   Shared power to vote or to direct the vote.                    -0-

               (iii)  Sole power to dispose or to direct the disposition of.         1,247,583**

               (iv)   Shared power to dispose or to direct the disposition of.       -0-

Item 5.     Ownership of Five Percent or Less of a Class

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not Applicable

Item 7.     Identification and Classification of the Subsidiary Which Acquired the
            Security Being Reported on By the Parent Holding Company

            Not Applicable

Item 8.     Identification and Classification of Members of the Group

            Not Applicable

** Includes 791,290 shares underlying stock options exercisable within 60 days of December 31, 2000.


                              Pages 3 of 4 pages

Item 9.     Notice of Dissolution of Group

            Not Applicable

Item 10.    Certification

            Not Applicable

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                                       2/13/01
                                          --------------------------------------
                                                       Date

                                                    /s/ Thinh Q. Tran
                                          --------------------------------------
                                                       Signature

                                                        Thinh Q. Tran
                                          --------------------------------------
                                                       Name/Title



                               Page 4 of 4 pages